Exhibit 99.1

Synergy Pharmaceuticals Files New Drug Application for Plecanatide in Chronic Idiopathic Constipation

New York, N.Y., January 29, 2016 - Synergy Pharmaceuticals Inc. (NASDAQ: SGYP) today announced the company has filed with the U.S. Food and Drug Administration (FDA) its first new drug application (NDA) for plecanatide in chronic idiopathic constipation (CIC).

“The submission of the plecanatide NDA for CIC marks a major milestone for Synergy as we move the product candidate another step closer to potential approval early next year,” said Gary S. Jacob, Ph.D., Chairman and CEO of Synergy Pharmaceuticals. “I want to thank the Synergy team, our many advisors and my board of directors for their relentless efforts, enthusiasm and commitment in bringing plecanatide, a drug candidate which we invented in-house and developed entirely on our own, to this important milestone. We remain completely focused on flawless execution in 2016, with the ultimate goal of potentially providing patients and their healthcare providers a new treatment option for this very debilitating disease.”

The plecanatide NDA for CIC is supported by positive results from two phase 3 clinical trials which Synergy completed in 2015. If approved, Synergy plans to launch plecanatide with the CIC indication in the first quarter of 2017.

About Plecanatide Phase 3 CIC Program

Design

Each of the two randomized, double-blind, placebo-controlled pivotal phase 3 trials evaluated the efficacy and safety of two different plecanatide treatment doses (3.0 and 6.0 mg), taken as a tablet once-a-day, in adult patients with CIC. Both trials include a two-week pre-treatment baseline period, a 12-week treatment period, and a two-week post-treatment period.

Primary Endpoint

The primary endpoint for both trials was the proportion of durable overall responders (%), which is currently the regulatory endpoint required for U.S. approval in CIC. The FDA has defined an overall responder as a patient who fulfills both > 3 complete spontaneous bowel movements (CSBMs) per week plus an increase of > 1 CSBM from baseline in the same week, for 9 out of the 12 treatment weeks. In addition, the same patient must be a weekly responder for at least 3 of the last 4 treatment weeks in order to be considered a durable overall responder. Plecanatide has the potential to be the first drug approved for CIC using the more stringent regulatory requirement for durability of the overall response.

First Phase 3 CIC Trial Top-line Results

On June 17, 2015 Synergy announced positive top-line results from the first phase 3 clinical trial of plecanatide in 1,346 adult patients with CIC.  Both plecanatide 3.0mg and 6.0mg doses met the study’s primary endpoint and demonstrated statistical significance in the proportion of patients in the intention-to-treat population who were durable overall responders compared to placebo during the 12-week treatment period (21.0% in 3.0mg and 19.5% in 6.0mg dose groups compared to 10.2% in placebo; p<0.001 for both doses). The most common adverse event was diarrhea, which only occurred in 5.9% of patients in 3.0mg and 5.5% of patients in 6.0mg dose groups compared to 1.3% of placebo-treated patients. Stool consistency was the key secondary endpoint reported with top-line analyses; both 3.0mg and 6.0mg plecanatide doses showed statistically significant improvement from baseline in Bristol Stool Form Scale (BSFS) scores compared to placebo (mean increase of 1.53 in 3.0 mg and 1.52 in 6.0 mg dose groups compared to a mean increase of 0.77 in placebo; p<0.001 for both doses). The observed improvements began at Week 1, continued throughout the 12-week treatment period, and returned towards baseline with no indication of an exaggerated or rebound effect following discontinuation of treatment. 15 patients in the trial (1.1%) experienced serious adverse events but there was no imbalance across treatment groups in either incidences or individual serious adverse events. Overall, the rates of withdrawal from treatment because of an adverse event were low (5.1 % in 3.0mg and 5.0% in 6.0mg dose groups compared to 1.3% in placebo) and discontinuations due to diarrhea were infrequent (2.7% in 3.0mg and 2.4% in 6.0mg dose groups compared to 0.4% in placebo). No clinically relevant abnormalities were observed in serum chemistries, hematology, urinalysis, ECG or vital signs measurements.

Second Phase 3 CIC Trial Top-line Results

On July 30, 2015 Synergy announced positive top-line results from the second phase 3 clinical trial of plecanatide in 1,337 adult patients with CIC.  Both plecanatide 3.0mg  and 6.0mg doses met the study’s primary endpoint and demonstrated statistical significance in the proportion of patients in the intention-to-treat population who were durable overall responders compared to placebo during the 12-week treatment period (20.1% in 3.0mg and 20.0% in 6.0mg dose groups compared to 12.8% in placebo; p=0.004 for both doses).The most common adverse event was diarrhea, which only occurred in 3.2% of patients in 3.0mg and 4.5% of patients in 6.0mg dose groups compared to 1.3% of placebo-treated patients. Both plecanatide doses showed statistically significant improvement from baseline in BSFS scores compared to placebo (mean increase of 1.49 in 3.0mg and 1.50 in 6.0mg dose groups compared to a mean increase of 0.87 in placebo; p<0.001 for both doses). The observed improvements began at Week 1, continued throughout the 12-week treatment period, and returned towards baseline with no indication of an exaggerated or rebound effect following discontinuation of treatment. 20 patients in the trial (1.4%) experienced serious adverse events but there was no imbalance across treatment groups in either incidences or individual serious adverse events. Overall, the rates of withdrawal from treatment because of an adverse event were low (3.2% in 3.0mg and 3.8% in 6.0mg dose groups compared to 3.0% in placebo) and discontinuations due to diarrhea were infrequent (1.1% in 3.0mg and 1.1% in 6.0mg dose groups compared to 0.4% in placebo). No clinically relevant abnormalities were observed in serum chemistries, hematology, urinalysis, ECG or vital signs measurements.

About Plecanatide

Synergy has pioneered discovery, research and development efforts involving uroguanylin analogs for the treatment of functional gastrointestinal (GI) disorders and inflammatory bowel disease. Uroguanylin is a naturally occurring human GI peptide and activator of the intestinal guanylate cyclase-C (GC-C) receptor, a known target for stimulating a variety of beneficial physiological responses. Plecanatide is a 16-amino acid peptide that is structurally identical to uroguanylin with the exception of a single amino acid change. This key amino acid substitution provides improved stability and an 8-fold higher binding constant to the GC-C receptor. Taken as a tablet once-a-day, plecanatide, like uroguanylin, operates in a pH-dependent manner, exerting its activity primarily in the upper GI tract to facilitate fluid movement required for regular bowel function. Plecanatide is currently being developed for CIC and irritable bowel syndrome with constipation (IBS-C). Synergy plans to present further results from the two phase 3 CIC clinical trials at an upcoming scientific meeting later this year. The company plans to release top-line results from the first phase 3 IBS-C trial with plecanatide in 1H 2016, followed by results from the second phase 3 IBS-C trial in 2H 2016; and Synergy intends to file its second NDA for IBS-C by year-end.

About Synergy Pharmaceuticals

Synergy Pharmaceuticals is a biopharmaceutical company focused on the development and commercialization of novel gastrointestinal (GI) therapies. Our proprietary GI platform is based on uroguanylin and includes two product candidates — plecanatide and dolcanatide. Plecanatide is Synergy’s first uroguanylin analog currently in late-stage development for both CIC and IBS-C. Dolcanatide, Synergy’s second uroguanylin analog, is currently being developed for ulcerative colitis. For more information, please visit www.synergypharma.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward- looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Synergy’s Form 10-K for the year ended December 31, 2014 and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Synergy does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Company Contact:

Gem Gokmen Hopkins

VP, Investor Relations and Corporate Communications

(212) 584-7610

ggokmen@synergypharma.com